Exhibit 99.1

NEWS RELEASE for May 9, 2006

BIOLASE ANNOUNCES FIRST QUARTER 2006 RESULTS;

MANAGEMENT AND BOARD CHANGES

IRVINE, CA (May 9, 2006) - BIOLASE Technology, Inc. (NASDAQ:BLTI), a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, today reported operating results for the first quarter ended March 31, 2006. The Company also announced that Robert E. Grant, the Company’s President, CEO and Acting Chairman of the Board, resigned from those positions effective today to accept a position in the medical aesthetics industry. The Company also announced today the appointment of Jeffrey W. Jones as the Company’s President and Chief Executive Officer and George V. d’Arbeloff as the Company’s Chairman of the Board.

First Quarter 2006 Results

Net revenue for the quarter ended March 31, 2006 was $16.9 million compared with $16.8 million for the first quarter of 2005. The gross margin for the first quarter of 2006 was 52 percent of net revenue as compared with 56 percent of net revenue in the same period of 2005. Loss from operations for the first quarter of 2006 was $2.2 million versus $4.3 million in the same quarter of 2005. Net loss for the quarter ended March 31, 2006 was $2.3 million, or $0.10 per diluted share, compared with $4.3 million, or $0.19 per diluted share, for the quarter ended March 31, 2005.

Loss from operations for the first quarter of 2006 included a $0.4 million charge related to 45,208 shares of BIOLASE common stock placed into escrow in January 2005 in connection with the Diodem patent litigation settlement. The settlement agreement provided that the shares would be released to Diodem if certain criteria were met on or before July 2006. The Company has determined it is probable that the shares will be released, and thus recorded in the first quarter of 2006 a non-cash charge based on the fair value of the escrowed shares as of March 31, 2006.

The Company’s President and CEO, Jeffrey W. Jones, commented on the quarterly results, saying, “During the quarter, we made significant progress toward our goals of improved profitability and cash flow management. Our operating expenses declined by approximately $2.7 million as compared to the same period in 2005. While approximately $2.0 million of the decrease was related to the first quarter 2005 purchase from SurgiLight of a license in the field of ophthamology, our general and administrative expenses declined by approximately $1.2 million, or 27 percent, despite the recording of approximately $0.2 million in compensation expense resulting from the adoption of the new stock option accounting rules. Accordingly, our loss from operations for the first quarter of 2006 decreased to $2.2 million compared with $4.3 million in the same quarter of 2005. And more importantly, because of our focus on reducing costs and improving our working capital management, we lowered our cash used in operations from $10.0 million in the first quarter of 2005 to only $1.1 million in this year’s first quarter.”

Commenting on the state of the business, Jones added, “We are very excited about the opportunities for the Company over the coming quarters. We have made great strides in late 2005, and so far this year, in improving our operating cash flow. With the recent enhancements in the performance and reliability of the Waterlase MD system, we expect gradual improvement in profitability in the later part of 2006. Critical indicators in our business, such as increased laser system placements in dental schools and greater sales levels at recent trade shows, are bolstering our confidence in achieving our goals of cash flow generation, profitability and revenue growth in 2006.”

Management and Board Changes

Effective today, Robert E. Grant, President, CEO and Acting Chairman, has resigned from those positions and as a member of the Board of Directors to accept a position in the medical aesthetics industry. Additionally, the Company appointed Jeffrey W. Jones as President and CEO and George V. d’Arbeloff, as Chairman of the Board.

Mr. Jones commented, “We are grateful to Robert for his many accomplishments at BIOLASE and we wish him all the best in his new opportunity. During Robert’s tenure, the Company made significant progress on many fronts. My job will be to build on that progress. Our vision and strategies are clear. I believe strongly in the strength of our future and I welcome this exciting opportunity.”

George V. d’Arbeloff, Chairman of the Board, said, “We are fortunate to have an experienced executive such as Jeff Jones within our ranks to take over the leadership role of the Company at this time. The Board believes the Company is well-positioned to leverage Jeff’s skills and those of the rest of our executive management team to execute our strategy and drive significant growth for the benefit of our shareholders. We appreciate Robert’s many contributions to the Company over the past three years and we wish him well in his future endeavors.”

Robert E. Grant, former President and CEO, commented, “I am proud of the Company’s accomplishments during my service as Chief Executive Officer. With its market leading position in dental lasers, improving financial condition, and exciting developments underway, I believe BIOLASE will be tremendously successful. From 1999 to 2004, during his previous tenure as CEO, Jeff Jones established the Company as the world leader of dental lasers, growing the Company from approximately $1 million to $60 million in revenue. With his strong experience and leadership skills, I am very confident that Jeff will successfully lead BIOLASE to its next level of growth and development.”

Conference Call

As previously announced, the Company is conducting a conference call to review the financial results today at 4:30 PM EST (Eastern). To listen to the conference call live via the Internet, visit BIOLASE’s web site at www.biolase.com. Please go to the web site 15 minutes prior to the call to register, download and install the necessary audio software. A replay will also be available on BIOLASE’s web site. To listen to the conference call live via telephone, please dial (866) 831-6291 from the U.S. or, for international callers, please dial (617) 213-8860 approximately 10 minutes before the start time. Enter pass code number 10447020. A telephone replay will be available for two days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering pass code number 78927400.

About BIOLASE Technology, Inc.

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is one of the best selling dental laser systems. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening. The Company is also developing a laser for use in the field of ophthalmology.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jeffrey W. Jones, President & CEO; Richard L. Harrison, Executive Vice President and CFO; or Scott Jorgensen, Vice President – Business Development, of BIOLASE Technology, Inc., +1-949-361-1200.

- TABLE FOLLOWS -

06-15

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Net revenue	$16,880	$16,834
Cost of revenue	8,134	7,465

Gross profit	8,746	9,369

Other income, net	16	16

Operating expenses:
Sales and marketing	6,040	6,126
General and administrative	3,262	4,486
Engineering and development	1,247	3,038
Diodem patent litigation settlement	432	—

Total operating expenses	10,981	13,650

Loss from operations	(2,219)	(4,265)
Non-operating income, net	17	63

Loss before income taxes	(2,202)	(4,202)
Provision for income taxes	(82)	(72)

Net loss	$(2,284)	$(4,274)

Net loss per share:
Basic	$(0.10)	$(0.19)
Diluted	$(0.10)	$(0.19)

Shares used in the calculation of net loss per share:
Basic	23,272	22,830
Diluted	23,272	22,830

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,974	$8,272
Short-term investments, restricted	9,861	9,863
Accounts receivable, less allowance of $447 and $420 in 2006 and 2005, respectively	9,953	8,404
Inventory	7,648	8,623
Prepaid expenses and other current assets	1,015	1,293

Total current assets	34,451	36,455
Property, plant and equipment, net	4,572	3,827
Intangible assets, net	1,738	1,831
Goodwill	2,926	2,926
Other assets	339	90

Total assets	$44,026	$45,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$5,000	$5,000
Accounts payable	9,698	7,759
Accrued liabilities	7,292	8,612
Deferred revenue	1,989	2,246
Current portion of deferred gain	—	16

Total current liabilities	23,979	23,633
Deferred tax liability	237	202

Total liabilities	24,216	23,835

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized, 25,253 and 25,218 shares issued; 23,290 and 23,254 outstanding in 2006 and 2005, respectively	26	26
Additional paid-in capital	107,318	106,484
Accumulated other comprehensive loss	(356)	(322)
Accumulated deficit	(70,779)	(68,495)

	36,209	37,693
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	19,810	21,294

Total liabilities and stockholders’ equity	$44,026	$45,129

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